Exhibit 8.1

Akin Gump Strauss Hauer & Feld LLP	T	+1 713.220.5800
1111 Louisiana Street	F	+1 713.236.0822
44th Floor		akingump.com
Houston, TX 77002

March 11, 2025

Dorchester Minerals, L.P.

3838 Oak Lawn Avenue, Suite 300

Dallas, Texas 75219

RE: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing on or about the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale (1) of up to 12,659,982 common units representing limited partner interests in the Partnership (the “Primary Common Units”) by the Partnership and (2) the resale or reoffer by certain selling unitholders of Common Units of the Partnership (who originally received such Common Units from the Partnership as Primary Common Units in business combinations pursuant to the Registration Statement) to be identified in one or more prospectus supplements (the “Secondary Common Units” and, together with the Primary Common Units, the “Common Units”). In connection with the Registration Statement, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” (the “Discussion”) in the Registration Statement.

This opinion is based on the qualifications and assumptions stated in the Discussion, and conditioned upon the limitations and qualifications set forth herein, the factual accuracy of certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”), and the factual representations of the Partnership concerning its business, properties, and governing documents as set forth in the Registration Statement.

We hereby confirm that all statements of legal conclusions contained in the Discussion constitute our opinion as to the material U.S. federal income tax consequences with respect to the matters set forth therein.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion assumes that the matter will be properly presented to the applicable court.

Dorchester Minerals, L.P.

March 11, 2025

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. We must note that our opinion is not binding on the Internal Revenue Service or a court. Our opinion represents our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the heading “Material U.S. Federal Income Tax Consequences” in the Registration Statement on Form S-4. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Akin Gump Strauss Hauer & Feld LLP AKIN GUMP STRAUSS HAUER & FELD LLP